UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
January 24, 2007
Date of Report (date of earliest event reported)
NATIONAL DENTEX CORPORATION
(Exact name of registrant as specified in its charter)
Commission file number 000-23092

MASSACHUSETTS (State or Other Jurisdiction of Incorporation or Organization)	04-2762050 (I.R.S. Employer Identification No.)

526 Boston Post Road, Wayland, MA (Address of Principal Executive Offices)	01778 (Zip Code)
(508) 358-4422
(Registrant’s Telephone No., including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 24, 2007, National Dentex Corporation (“National Dentex”) issued a press release announcing that its Board of Directors had approved the appointment of John W. (Josh) Green (age 53) to the new position of Executive Vice President, Laboratory Operations, and had promoted Wayne Coll (age 43) to the position of Chief Financial Officer. National Dentex also announced that its former Chief Financial Officer, Richard F. Becker, Jr. (age 54), would continue to serve as its Executive Vice President and Treasurer and would assume greater responsibility for and management of its Marketing & Sales and Research & Development offices. National Dentex also announced that Arthur B. Champagne (age 66) had been promoted to the position of Senior Vice President
Prior to his appointment as Executive Vice President, Laboratory Operations, Mr. Green had been engaged as a consultant by National Dentex following its acquisition in March 2005 of Green Dental Laboratory, which Mr. Green had founded in 1980 in Heber Springs, Arkansas. In his new position, Mr. Green’s annual base salary will be $350,000 and he will be eligible to participate in National Dentex’s Executive Incentive Compensation Plan for 2007, subject to the plan’s expected future approval by the Board of Directors. During and in respect of the fiscal year ended December 31, 2006, National Dentex paid Mr. Green an aggregate of $180,005 relating to consulting services. On September 1, 2006, Mr. Green became an employee of National Dentex and earned an additional $82,371 in salary over the remainder of the fiscal year. In addition, National Dentex paid Mr. Green $814,540 in March 2006 relating to its acquisition of Green Dental Laboratory. Two additional installments of $814,540 relating to that acquisition are due to be made by National Dentex to Mr. Green in March 2007 and March 2008.
Mr. Becker, who had served as National Dentex’s Chief Financial Officer since 1997 will continue to serve as an executive officer in his continuing position as Executive Vice President and Treasurer. In his new role, Mr. Becker’s annual base salary will be $220,000.
Mr. Champange has been employed by National Dentex and its predecessors for over 40 years and has served as a Vice President of National Dentex since 1986. In his new position, Mr. Champagne’s annual salary will be $185,000.
Prior to his appointment as Chief Financial Officer, Mr. Coll, who has been employed by National Dentex over the past 16 years, served as Vice President, Corporate Controller over the past two years. In his new position, Mr. Coll’s annual base salary will be $160,000.
Messrs. Becker, Champagne, and Coll will be eligible to participate in National Dentex’s Executive Incentive Compensation Plan for 2007, subject to the plan’s expected future approval by the Board of Directors. Messrs. Becker, Champagne, and Coll are participants in National Dentex’s Executive Incentive Compensation Plan for 2006, but final determinations of payments under that plan remain subject to determination following the completion of the Company’s year-end audit and closing of its books. Messrs. Becker and Champagne are participants in the Company’s Supplemental Executive Retirement Plan. Mr. Coll is a participant in the Company’s Supplemental Laboratory Executive Retirement Plan.
A written summary of the compensation arrangement outlined above is attached hereto as Exhibit 10.1 and the press release announcing the appointments of Messrs. Becker, Champagne, Coll and Green to the above new executive officer positions is attached hereto as Exhibit 99.1. Each of such exhibits are incorporated herein by reference.

Item 8.01	Other Events.
In its press release of January 24, 2007, National Dentex announced that Mr. Green, in his new position as Executive Vice President, Laboratory Operations would oversee all forty-three of its existing laboratories, each of which would be aligned in turn under one of three newly appointed vice presidents of operations, Douglas A. Baker, William G. Keller, and Thomas A. Keller. Messrs. Baker, Keller and Keller will report directly to Mr. Green, who in turn will report directly to National Dentex’s President and Chief Executive Officer, David L. Brown. National Dentex announced that this realignment was designed to align its laboratory operations in a way that will better enhance decision making and speed of execution.
A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
     (d) Exhibits

10.1	Written Summary of Compensation Arrangements of Richard F. Becker, Jr., Arthur B. Champagne, Wayne Coll and John W. Green, as of January 24, 2007.

99.1	Press release of National Dentex Corporation, dated January 24, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

January 29, 2007	NATIONAL DENTEX CORPORATION (Registrant)
	By:	/s/ RICHARD F. BECKER, JR.
Richard F. Becker, Jr.
Executive Vice President and Treasurer

Exhibit Index

10.1	Written Summary of Compensation Arrangements of Richard F. Becker, Jr., Arthur B. Champagne, Wayne Coll and John W. Green, as of January 24, 2007.

99.1	Press release of National Dentex Corporation, dated January 24, 2007.